Exhibit 10.10

NOTE EXTENSION AGREEMENT

THIS FOURTH NOTE EXTENSION AGREEMENT (this “Agreement”) is entered into and made effective as of August 20, 2024, by and between 1847 Holdings LLC, a Delaware limited liability company (the “Maker”), and Target Capital 15 LLC (the “Holder”).

WHEREAS, the Maker and the Holder entered into that certain 20% OID Subordinated Note, dated as of March 4, 2024, for the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Original Note”), which was amended pursuant to an Amended and Restated Note dated as of March 27, 2024 (the “First Amended and Restated Note”) pursuant to which the principal amount of the Original Note was increased to $1,562,500. Thereafter, a Second Amended and Restated Note dated as of April 9, 2024 (“Second Amended and Restated Note”) was executed to again amend the Original Note, pursuant to which the principal amount was increased to Two Million Five Hundred Thousand Dollars ($2,500,000). Thereafter, on June 24, 2024, the parties again agreed to amend the Second Amended and Restated Note via a Third Amended and Restated Note (the “Third Amended and Restated Note”), pursuant to which the Maturity Date of the Original Note was extended to August 20, 2024 and the principal amount was increased to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000).

WHEREAS, the Maker and the Holder desire to enter into this Agreement in order to (i) extend the Maturity Date until November 30, 2024 and (ii) increase the principal amount of the Third Restated and Amended Note to $4,250,000.

NOW, THEREFORE, this Agreement herby amends the Third Amended and Restated Note (i) to extend the Maturity Date as stated below, and (ii) increase the principal amount of the Third Amended and Restated Note, each as indicated below, as consideration for the extension of the Maturity Date. This Agreement supersedes and merges all prior and contemporaneous promises, representations, and agreements with respect to amendments to the Third Amended and Restated Note. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, including any future holder of the Third Amended and Restated Note. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona without regard to the conflict of laws principles.

Holder: Target Capital 15 LLC

New Principal Amount: $4,250,000

New Maturity Date: November 30, 2024

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

MAKER

1847 Holdings LLC,
a Delaware limited liability company

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

HOLDER

Target Capital 15 LLC

By:	/s/ Dmitriy Shapiro
Name:	Dmitriy Shapiro
Title:	Managing Partner